FOR IMMEDIATE RELEASE


               JEDI AND ANSCHUTZ TO INCREASE STAKE
            IN FOREST OIL COMMON STOCK BY $45 MILLION


DENVER, COLORADO - October 29, 1996 - Forest Oil Corporation announced today that Joint Energy Development Investments Limited Partnership (JEDI), a Delaware limited partnership, whose general partner is an affiliate of Enron, has signed a letter of intent with Forest to purchase two million shares of Forest's common stock for total consideration of $29.5 million.
Among the conditions precedent to JEDI's purchase is the acquisition by The Anschutz Corporation (Anschutz) of Forest's common stock by converting Forest preferred stock and exercising certain warrants it currently holds for a total consideration of $15.3 million. Completion of the transactions is subject to JEDI and Forest entering into definitive agreements and satisfaction of certain closing conditions. In addition, the parties can elect to not close the transaction if the ten day average closing price per share of Forest stock is less than $14.00 or more than $15.50.

JEDI would purchase two million shares of Forest Oil for $29.5 million or $14.75 per share bringing its ownership to 3.68 million shares or 12.1% of the outstanding shares of Forest. The newly purchased shares would be non-transferable by JEDI, except in limited circumstances, until May 31, 1997.

Anschutz would convert 100% of the Second Series Convertible Preferred Stock with a liquidation preference of $11.16 million into common stock and exercise 388,888, or 10%, of the outstanding warrants held by Anschutz for a total exercise price of approximately $4.1 million. These transactions would bring the total common stock held by Anschutz to 7.64 million shares or 25% of the outstanding shares of Forest. As part of this transaction, the term of the remaining 3.5 million warrants owned by Anschutz would be extended 12 months to July 27, 1999.

The company would use the proceeds from the sale of equity and the warrant exercise plus about $9.5 million in bank debt to extinguish approximately $43 million of debt owed to JEDI currently bearing interest at 12-1/2%.

As a result of the transactions, Forest estimates primary shares outstanding would be 30.5 million and fully diluted shares would be 36.7 million. Before giving effect to the transaction, Forest estimates primary shares at
26.9 million and fully diluted shares at 34.7 million.

David H. Keyte, Chief Financial Officer commented, "As a result of these transactions, Forest's leverage would be reduced to about 40% on a book basis and 25% on a market cap basis, and cash flow and earnings would increase by about $4.7 million per year."

"In January, when we completed our public offering, we told our investors that our short-term leverage target was 40% of book capitalization. We have now achieved that target with a two million share equity issuance at a 34% premium to our public offering price. This transaction would add significant financial flexibility to Forest and simplify its balance sheet considerably."

The following table illustrates the pro forma effect, at June 30, 1996, of these transactions on Forest's capitalization as well as the Anschutz exercise of warrants and sale of Archean Energy stock previously announced in August.

                                     Capitalization
                                      June 30, 1996
                                      (In Thousands)

                                                 Pro Forma
                                    Actual              As
                                                  Adjusted
       Bank debt                   $48,013          22,623
       Production payment           13,122          13,122
       obligation
       Non-recourse secured         41,358               -
       debt
       Subordinated debentures      99,393          99,393
       Deferred revenue              9,985           9,985
       Minority interest             8,644           8,644
       Shareholders' equity        178,537         238,307
          Total capitalization    $399,052         392,074

       Fully diluted shares         35,000          37,000
       outstanding

Forest Oil Corporation is engaged in the acquisition, exploration, development, production and marketing of natural gas and crude oil in North America. Forest's principal reserves and producing properties are located in the Gulf of Mexico, Texas, Oklahoma and Canada. Forest's common and preferred stocks are traded on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbols FOIL and FOILO, respectively.

October 29, 1996

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